Exhibit 99.1.

                 USX SHAREHOLDERS APPROVE PLAN OF REORGANIZATION

          PITTSBURGH, Oct. 25 - USX Corporation announced that a majority of the outstanding shares of its USX-Marathon Group common stock (NYSE: MRO) and of its USX-U. S. Steel Group common stock (NYSE: X) was voted in favor of the Agreement and Plan of Reorganization of the corporation at a special meeting of stockholders today in Wilmington, Del.
          Preliminary vote totals show that a total of 77 percent of the outstanding shares of USX-Marathon Group Common Stock voted to approve the plan and a total of 71 percent of the outstanding shares of USX-U. S. Steel Group Common Stock voted to approve the plan. Voting as a combined single class, 76 percent of the outstanding votes were cast in favor of the plan. Details of the plan were contained in a Proxy Statement/Prospectus dated September 20.
          The reorganization envisions a tax-free spin-off of the steel and steel-related business of USX into a publicly traded company to be called United States Steel Corporation (NYSE: X) and the remaining energy business will continue to be operated by USX, which will be renamed Marathon Oil Corporation (NYSE: MRO).
          The reorganization is subject to several conditions, including receipt of a favorable tax ruling from the Internal Revenue Service (IRS) on the tax-free nature of the transaction. The transaction is expected to occur at year-end subject to the absence of any materially adverse change in business conditions for the energy and/or steel business, delay in obtaining the IRS ruling or other unfavorable circumstances.
          A majority of the outstanding shares of the USX-Marathon Group common stock and USX-U. S. Steel Group common stock also was voted in favor of the two other proposals considered at the meeting: approval of the United States Steel Corporation 2002 Stock Plan and of the United States Steel Corporation Senior Executive Officer Annual Incentive Compensation Plan.